ADVISORS SERIES TRUST

AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

with respect to the mutual funds advised by
WBI Investments, Inc. (each a “Fund” and collectively the “Funds”)

WHEREAS:

Advisors Series Trust (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

Each Fund is a separate series of the Trust.  The Trust desires to adopt a shareholder servicing plan (the “Plan”) to enable the Fund to procure certain shareholder services for the benefit of shareholders of certain classes of each Fund’s shares (the “Shares”).

WBI Investments, Inc. (the “Advisor”) has agreed to serve as shareholder servicing facilitator for the Shares for the purpose of identifying and monitoring the activities of shareholder servicing agents and making payments, or arranging to make payments, under the Plan to such agents.

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each of the Shares on the following terms and conditions:

1.           The Advisor has agreed to provide for the provision of non-distribution personal shareholder services provided by securities broker-dealers and other securities professionals (“Service Organizations”) to beneficial owners of the Shares (“Clients”).  The Adviser shall be responsible for determining that the Service Organization is providing non-distribution personal shareholder services and for periodically monitoring the activities of such Service Organization to ensure that the services continue to be rendered.

2.           Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Shares; (b) aggregating and processing orders involving the shares of the Shares; (c) processing dividend and other distribution payments from a Fund on behalf of Clients; (d) providing information to Clients as to their ownership of Shares or about other aspects of the operations of the Shares; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Shares to Clients; (g) assisting Clients in changing the Shares’ records as to their addresses, dividend options, account registrations or other data; (h) providing sub-accounting with respect to shares beneficially owned by shareholders, or the information to a Fund necessary for sub-accounting; (i) responding to shareholder inquiries relating to the services performed; (j) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions; and (k) providing such other similar services as the Advisor may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.

3.           The Fund shall pay the Service Organization for services performed pursuant to this Plan at an annual rate, as a percentage of the average daily net assets of the Shares, as shown in Schedule A.  The Adviser has agreed to act as payment coordinator to receive amounts from the Fund payable under this Plan and to arrange for payments of those amounts to each Service Organization.  The Adviser may delegate its responsibilities as payment coordinator to the Funds’ administrator.  The payments shall be calculated monthly and each Fund may make such payments monthly.  In the event that payments received by the Advisor or its delegate during a fiscal year exceed the amounts payable or accrued to Service Organizations during a fiscal year, the Advisor will promptly refund, or arrange to refund, any such excess amount to the Funds.  Payments under this Plan may be discontinued, or the rate amended, at any time by the Board of Trustees of the Funds, in its sole discretion. The Advisor may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4.           While this Plan is in effect, the Advisor shall report in writing at least quarterly to the Funds’ Board of Trustees the identity of any Service Organizations providing shareholder services under this Plan, the services provided and the amounts expended under this Plan.

5.           This Plan has been approved by a vote of the Board of Trustees of the Funds, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on this Plan.  This Plan shall, unless terminated as hereinafter provided, continue in effect until for two years from the date hereof, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Funds’ Board of Trustees including the Independent Trustees cast in person at a meeting called for the purpose of voting on such continuance.  This Plan may be terminated or amended at any time by a vote of a majority of the Independent Trustees or by the vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Funds.

Effective as of: July 1, 2014

Adopted by the Board of Trustees:  June 20, 2014

Schedule A

Series or Fund of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
WBI Absolute Return Balanced Fund
No Load Class	0.40%
Institutional Class	Through June 30, 2014 and from July 1, 2015 and thereafter	0.40%
	From July 1, 2014 through June 30, 2015	0.25%
WBI Absolute Return Dividend Growth Fund
No Load Class	0.40%
Institutional Class	Through June 30, 2014 and from July 1, 2015 and thereafter	0.40%
	From July 1, 2014 through June 30, 2015	0.25%
WBI Absolute Return Balanced Plus Fund
No Load Class	0.40%
Institutional Class	Through June 30, 2014 and from July 1, 2015 and thereafter	0.40%
	From July 1, 2014 through June 30, 2015	0.25%
WBI Absolute Return Dividend Income Fund
No Load Class	0.40%
Institutional Class	Through June 30, 2014 and from July 1, 2015 and thereafter	0.25%
	From July 1, 2014 through June 30, 2015	0.40%

ADVISORS SERIES TRUST	WBI INVESTMENTS, INC.

By: /s/Douglas G. Hess	By: /s/ Donald R. Schreiber
Name: Douglas G. Hess	Name: Donald R. Schreiber
Title: President	Title: Chief Executive Officer